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Exhibit 10.18(b)

Amended Description of 2010 Cash Bonus Arrangements for Named Executive Officers

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  Each named executive may receive a cash bonus for 2010 based on a percentage of that executive's base salary as in effect at the time of the determination of the bonus.

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  One half of the bonus percentage will be determined by the Company's overall financial performance, as measured by the Company's fully diluted earnings per share for fiscal year 2010.(1)

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  One half of the bonus percentage will be determined by the executive's individual performance, as measured by factors the Compensation Committee may deem appropriate.

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  The aggregate target bonus for our chief executive officer will be 100% of his base salary.

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  The aggregate maximum bonus for our chief executive officer will be 200% of his base salary.

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  The aggregate target bonus for our chief financial officer will be 65% of his base salary.

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  The aggregate maximum bonus for our chief financial officer will be 130% of his base salary.

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  The overall maximum bonus percentages also may be increased or reduced based on the Company's financial performance.

(1)
As described in a Current Report on Form 8-K filed on February 18, 2011, the Compensation Committee amended the 2010 cash bonus arrangement to exclude from the computation of fully diluted earnings per share, as used in determining the Corporate Performance-Based Bonus, approximately $18.3 million of legal settlement expenses (net of insurance proceeds) associated with the previously announced settlement of class action lawsuits in North Carolina and Missouri.

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  Exhibit 10.18(b)
Amended Description of 2010 Cash Bonus Arrangements for Named Executive Officers